EXHIBIT 10.8
SUMMARY OF NAMED EXECUTIVE OFFICER AND NON-EMPLOYEE DIRECTOR COMPENSATION
Named Executive Officer Compensation
On January 29, 2007, after consideration of presentations and recommendations of management and independent compensation consultants, and such other matters and information as deemed appropriate, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved the following bonuses for 2006 and set the following salaries for 2007 for the named executive officers set forth in the table below:

		Amount of	Amount of
Executive Officer	Title	2006 Bonus	2007 Salary
David H. Lissy	CEO	$400,000	$310,000
Mary Ann Tocio	President and COO	$400,000	$310,000
Elizabeth J. Boland	CFO and Treasurer	$120,000	$230,000
Stephen I. Dreier	CAO and Secretary	$70,000	$206,400
Cash Incentive Plan. The Committee adopted a cash incentive plan for named executive officers for 2007 (the “Bonus Plan”). Pursuant to the Bonus Plan, each named executive officer is eligible for an annual target cash bonus award equal to the percentage of annual salary set forth in the table below (the “Base Bonus”). In addition to the Base Bonus, the Chief Executive Officer and President and Chief Operating Officer are eligible to receive up to 150% of the Base Bonus for significant overachievement of performance expectations (the “Incremental Bonus”), providing the Chief Executive Officer and President and Chief Operating Officer with a maximum bonus potential of up to 120% of their annual salary.

	Base Bonus	Incremental Bonus	Qualitative Bonus
Executive Officer	(% of 2007 Salary)	(% of 2007 Salary)	(% of total bonus)
David H. Lissy	80%	40%	+/- 20%
Mary Ann Tocio	80%	40%	+/- 20%
Elizabeth J. Boland	60%	N/A	N/A
Stephen I. Dreier	35%	N/A	N/A
NON-EMPLOYEE DIRECTOR COMPENSATION
      Annual Retainer and Equity Awards. Each non-employee director receives an Annual Board Retainer of $10,000, 50% of which is payable in cash at the quarterly rate of $1,250, and 50% of which is payable in the form of an annual grant of restricted share units as of each annual shareholder meeting date. The number of units granted to each director will be determined by dividing $5,000 by the fair market value of the Company’s common stock on the trading date immediately preceding the date of the award. The units will vest immediately, but will be restricted as to conversion into shares of the Company’s common stock until such time as the non-employee director completes his or her service on the Board.
     In addition, non-employee Directors receive a grant of 2,000 options as of the date of each annual meeting, provided that a Director has attended at least 75% of the Board and Committee meetings that he or she was required to attend. These options vest 100% at the end of a three-year period and expire at the end of seven years.
      Meeting Fees. Each non-employee director receives $2,500 for each regularly scheduled Board meeting attended in person or $1,000 for each regularly scheduled Board meeting attended by conference call, and $500 for each specially scheduled meeting attended in person or by conference call.
      Each member of the Compensation Committee also receives $1,000 for each committee meeting attended in person or $500 for each committee meeting attended by conference call. Additionally, the chair of the Compensation Committee receives an annual retainer of $5,000.
      Each member of the Audit Committee also receives $1,500 for each committee meeting attended in person or $750 for each committee meeting attended by conference call. Additionally, the chair of the Audit Committee receives an annual retainer of $10,000.
      Each member of the Nominating and Governance Committee also receives $1,000 for each committee meeting attended in person or $500 for each committee meeting attended by conference call. Additionally, the chair of the Nominating and Governance Committee receives an annual retainer of $2,500.